Exhibit 10.37

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EXCLUSIVE SOFTWARE LICENSE AGREEMENT

This Amendment No. 2 to the Amended and Restated Exclusive Software License Agreement (the “Second Amendment”) is entered into as of October 1, 2023 (the “Second Amendment Effective Date”) by and between SDE Inc., a California corporation (“Licensor”), and SNAIL GAMES USA, INC., a California corporation (“Licensee”). Licensor and together with Licensee, the “Parties,” and each, a “Party”). Capitalized terms used and not defined in this Second Amendment have the respective meanings assigned to them in the Existing Agreement (as defined below).

WHEREAS, the Parties entered into that certain Amended and Restated Exclusive Software License Agreement dated January 1, 2022, as amended by that certain Amendment No. 1 thereto, dated December 13, 2022 (as amended, the “Existing Agreement”);

WHEREAS, Licensor has developed and is in the process of commercially releasing a modified version of the original Game titled “ARK: Survival Evolved” which is known as “ARK: Survival Ascended” (the actual release date, the “ASA Launch Date”);

WHEREAS, the Parties desire to amend certain terms of the Existing Agreement pertaining to the License Fee, Royalty Payments with respect to the Game; and

WHEREAS, for the purposes of reflecting the items described in the foregoing recital, the Parties desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Existing Agreement. As of the date hereof, the Existing Agreement is hereby amended as follows:

(a) Definition of Game. Section 1.01 of the Existing Agreement is hereby amended by deleting the definition of the term “Game” in its entirety and replacing it with the following:

“Game” means any and all versions of the software product known, as of the Original Effective Date, as “ARK: Survival Evolved” (“ASE Game”), and, as of the Second Amendment Effective Date, as “ARK: Survival Ascended” (“ASA Game”), in any and all languages, including (i) downloadable software that is required to be installed on a suitable computer for an End User to play such software product (“Client Software”), (ii) software installed by Licensor on a server designated by Licensee to process code and data in order to enable an End User to play such software product (“Server Software”), (iii) text files in all languages contained in the such software product (“Text File”), (iv) DLC related to such software product, (v) any additional or derivative content created for such software product by Licensor (vi) any content created by End Users for such software product, to the extent Licensor or Licensee has rights to such content under their respective agreements with such End Users and (vii) any Bug fixes.

(b) Monthly License Fee. Section 4.01 of the Existing Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Section 4.01 Monthly License Fee. Following the ASA Launch Date and during the Term, Licensee shall pay Licensor a monthly licensing fee of two million U.S. dollars ($2,000,000), for a total of twenty four million U.S. dollars ($24,000,000) per year; provided, however, Licensee’s obligation to pay the foregoing monthly licensing fee shall be automatically terminated upon the public release of the sequel of the Game being developed by Licensor and currently titled as “ARK 2” (the “New Game”); provided, further however, Licensee shall remain obligated to pay the unpaid licensing fee attributable to the period ending on the date of the public release of the New Game.”

(c) Royalty Payments. Section 4.02 of the Existing Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Section 4.02 Royalty Payments. Following the ASA Launch Date and during the Term, Licensee shall pay Licensor (a) with respect to the ASA Game, twenty-five percent (25%) of the Total Revenue pertaining to the ASA Game (the “ASA Royalty Payment”), and (b) with respect to ASE Game, forty percent (40%) of the Total Revenue pertaining to the ASE Game (the “ASE Royalty Payment, and together with ASA Royalty Payment, the “Royalty Payment”). For the avoidance of doubt, Licensee shall retain, with respect to the ASA Game, seventy-five percent (75%) of the Total Revenue pertaining to the ASA Game, and, with respect to the ASE Game, sixty percent (60%) of the Total Revenue pertaining to the ASE Game. For the avoidance of doubt, Licensee shall not owe Licensor any royalty payments based on Retail Revenue.”

(d) No Payments for Existing DLCs or Add-On or Mini-packs to the existing DLCs or Non-Canonical Maps on ASA. As of the Second Amendment Effective Date, the Game ARK: Survival Ascended includes five (5) DLCs, which, including any mini-packs or add-ons to such five (5) DLCs and the non-canonical maps on ASA, are not subject to any DLC Payments contemplated under the Existing Agreement. Accordingly, Section 4.01 of the Existing Agreement is amended by deleting it in its entirely and replacing it with the following:

“DLC Payments. Licensee shall pay Licensor a one-time payment of five million U.S. dollars ($5,000,000) upon the release of each DLC during the Term; but excluding the five (5) DLCs (including any mini-packs or add-ons to such five (5) DLCs) and the non-canonical maps that are included in ARK: Survival Ascended as of the Second Amendment Effective Date. Such DLC shall be agreed to by the Parties pursuant to Section 3.02(a).

2. Limitation of Amendment. Except as specifically set forth herein, this Second Amendment shall not be deemed to waive, amend or modify any term or condition of the Existing Agreement, which is hereby ratified and reaffirmed and which shall remain in full force and effect according to its terms.

3. Counterparts; Electronic Signature. This Second Amendment may be executed and delivered in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement. An executed counterpart of this Second Amendment delivered by fax or other means of electronic communications, including DocuSign, and shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first written above.

SNAIL GAMES USA, INC.

By
Name:	Jim Tsai
Title:	Chief Executive Officer

SDE INC.

By
Name:	Zhou Ying
Title:	Chief Executive Officer